Exhibit 99

MEREDITH REPORTS FISCAL 2019 FIRST QUARTER RESULTS

Local Media Group Delivers Record Political Advertising Revenue

National Media Group Comparable Advertising Performance Continues to Improve

Reaffirms Goals of $1 Billion of Debt Reduction in FY 2019 and $1 Billion of EBITDA in FY 2020

DES MOINES, IA (November 7, 2018) – Meredith Corporation (NYSE: MDP; meredith.com), the leading media and marketing company with national brands serving 175 million unduplicated Americans, including 80 percent of U.S. millennial women and a paid subscription base of more than 40 million — and 17 local television stations in fast-growing markets, today reported fiscal 2019 first quarter results. Compared to the prior year period:

•	Total Company revenues from continuing operations grew more than 90 percent to $757 million, and total advertising related revenues more than doubled to $423 million.

•
Earnings from continuing operations, including special items in both periods, were $16 million, compared to $33 million. Meredith recorded $14 million of net special items in the first quarter of fiscal 2019, primarily related to restructuring and integration costs.

•	Excluding special items, earnings from continuing operations were $30 million, compared to $31 million. (See Tables 1-4 for supplemental disclosures regarding non-GAAP financial measures.)

•	Adjusted EBITDA more than doubled to $143 million.

Fiscal 2019 first quarter accomplishments include:

•	Delivering a fiscal first quarter record $36 million of political advertising revenues in Meredith’s Local Media Group.

•	Generating more than $300 million of consumer related revenue accounting for 40 percent of Meredith’s total revenues.

•	Announcing the sale of the TIME media brand for $190 million in cash. The transaction closed on October 31, 2018.

•
Repaying $200 million of its 7-year Senior Secured Term Loan B. On October 26, 2018, Meredith successfully completed a repricing of its Term Loan B facility, reducing its annualized interest expense by approximately $4 million. Meredith expects to repay another $300 million of its debt during the second quarter of fiscal 2019.

“We are off to a strong start in fiscal 2019, delivering results that exceeded expectations,” said Meredith Corporation President and Chief Executive Officer Tom Harty. “Performance was driven by record demand for political advertising in our Local Media Group, and improved sequential comparable print advertising performance along with strong expense discipline in our National Media Group. As a result, we delivered significantly improved year-over-year adjusted EBITDA and margins, which we expect will continue through fiscal 2019.

“Looking ahead to the second fiscal quarter, we see continued record political advertising in our Local Media Group and continued improving advertising performance in our National Media Group,” Harty added. “We continue to expect to achieve our goals of reducing debt by $1 billion by the end of fiscal 2019 and generating $1 billion of adjusted EBITDA in fiscal 2020, meaningfully contributing to total shareholder return.”

OPERATING GROUP DETAIL

NATIONAL MEDIA GROUP DETAIL

Fiscal 2019 first quarter National Media Group operating profit was $18 million. Excluding special items, operating profit was $31 million and adjusted EBITDA more than tripled to $87 million, compared to the prior year period. Revenues rose by more than 125 percent to $543 million. Results exclude discontinued operations (TIME, Sports Illustrated, FORTUNE, Money and Viant). (See Tables 1-4 for supplemental disclosures regarding non-GAAP financial measures.)

Meredith is pursuing the following strategies with a goal of successfully integrating its acquisition of Time Inc. and maximizing the value of the combined media portfolio:

•
Improving the advertising performance of the acquired Time Inc. properties to Meredith’s historical levels. Meredith is implementing its proven strategies, standards and discipline across the legacy Time Inc. portfolio to improve performance, including aligning it with Meredith’s successful sales structure. Meredith’s sequential comparable print advertising revenue performance improved in the first quarter of fiscal 2019. The Company expects continued advertising revenue improvement in the second quarter and through the balance of fiscal 2019.

•
Aggressively growing revenue and raising the profit margins of the acquired Time Inc. digital properties to Meredith’s historical high levels. Meredith is leveraging the increased scale of its combined digital portfolio to enhance sales initiatives. Meredith is now well-positioned to benefit from fast-growing advertising platforms, including native, video, shopper marketing, programmatic and social. During the first quarter of fiscal 2019, Meredith’s comparable digital advertising revenue increased, and the Company expects to see continued revenue and margin improvement in fiscal 2019.

•
Accelerating the growth of high-margin consumer related revenue by leveraging its expanded brand portfolio. This includes cross-promoting brands to increase revenue and lower subscription acquisition costs; leveraging affinity marketer Synapse; continuing to grow Meredith’s brand licensing business; and expanding e-commerce activities. During the first quarter of fiscal 2019, consumer related revenues accounted for 42 percent of total National Media Group revenues.

•
Divesting media assets not core to Meredith’s business. Meredith closed on the sale of the TIME media brand on October 31, 2018, for $190 million in cash. Meredith anticipates agreements to sell the FORTUNE, Sports Illustrated, and Money brands, along with its 60 percent equity investment in Viant, to be finalized in fiscal 2019. These brands and businesses have different target audiences and advertising bases than the rest of the portfolio, and Meredith believes each is better suited for success with a new owner.

•	Delivering at least $550 million of annualized cost synergies within the first two full years of combined operations.

LOCAL MEDIA GROUP DETAIL

Fiscal 2019 first quarter Local Media Group operating profit was $68 million, adjusted EBITDA was $77 million and revenues grew to $214 million, all records for a fiscal first quarter. (See Tables 1-4 for supplemental disclosures regarding non-GAAP financial measures.)

Looking more closely at fiscal 2019 first quarter performance compared to the prior year period:

•
Political advertising revenues were $36 million, more than double the last political cycle in the first quarter of fiscal 2017. Political spending was particularly robust in the Phoenix, St. Louis, Las Vegas and Kansas City markets, primarily due to competitive elections for the U.S. Senate and House, gubernatorial races, and local contests.

•	Non-political advertising related revenues grew 17 percent to $103 million, including the addition of MNI Targeted Media.

•
Consumer related revenues increased 16 percent to $73 million, due to growth in retransmission fees from cable and satellite television operators. These increases were partially offset by higher payments to affiliated networks.

Turning to ratings, Meredith delivered strong performance during the September rating period. Meredith stations in 10 of its 12 markets ranked No. 1 or No. 2 in morning or late news.

OTHER FINANCIAL INFORMATION

Meredith remains committed to strong capital stewardship, and delivering top-third performance through its successful Total Shareholder Return strategy. This includes:

•
Aggressive debt paydown and management of liabilities – Net debt was $2.8 billion at September 30, 2018, including cash and cash equivalents of nearly $145 million (See Table 5 for supplemental disclosures regarding non-GAAP financial measures). Meredith repaid $200 million of its 7-year Term Loan B facility during the first fiscal quarter. On October 26, 2018, Meredith successfully completed the repricing of this facility, reducing the annual interest rate to LIBOR + 2.75 percent, with a step-down to LIBOR + 2.50 percent at the time Meredith’s leverage is less than or equal to 2.25 to 1.00. The facility’s maturity remains unchanged.

•
Meredith expects to repay another $300 million of its debt during the second quarter of fiscal 2019, and continues to expect to reduce its debt by a total of $1 billion during fiscal 2019, using cash on its balance sheet, expected proceeds from asset sales, and expected cash generated by its operations. Meredith is targeting a net debt-to-EBITDA ratio of 2.0 to 1 or better by the end of its fiscal 2020. This includes goals to generate $1 billion of EBITDA and having net debt below $2 billion by the end of fiscal 2020.

•
Return of capital to shareholders through consistent and ongoing dividend increases – Meredith raised its regular stock dividend by 4.8 percent to $2.18 on an annualized basis in January 2018. This marked the 25th straight year of dividend increases for Meredith, which has paid an annual dividend for 71 consecutive years.

•	Share repurchases – Meredith’s ongoing share repurchase program has $54 million remaining under current authorizations as of September 30, 2018.

OUTLOOK

For full-year fiscal 2019, Meredith continues to expect:

•	Total Company revenues to range from $3.0 billion to $3.2 billion, unchanged from original guidance communicated on August 10, 2018.

•
Earnings from continuing operations to range from $191 million to $211 million, and from $2.49 to $2.91 on a per share basis, including a net after-tax charge for first quarter special items of $14 million. Actual results for the full fiscal year may include additional special items that have not yet occurred and are difficult to predict with reasonable certainty.

•
Excluding special items, earnings from continuing operations to range from $205 million to $225 million, and from $2.78 to $3.20 on a per share basis. Both are unchanged from original guidance communicated on August 10, 2018. (See Table 6 for supplemental disclosures regarding non-GAAP financial measures.)

•
Adjusted EBITDA to range from $720 million to $750 million, unchanged from original guidance communicated on August 10, 2018. These amounts adjust earnings from continuing operations by adding back depreciation, amortization, special items, net interest expense, and income taxes at an effective rate of 28 percent. (See Table 7 for supplemental disclosures regarding non-GAAP financial measures.)

Looking more closely at the second quarter of fiscal 2019, Meredith expects:

•	Total Company revenues to range from $850 million to $870 million.

•	National Media Group revenues to range from $600 million to $610 million.

•
Local Media Group revenues to range from $250 million to $260 million. This includes $60 million to $65 million of political advertising revenues, partially offset by crowd out of non-political advertising revenues.

•
Earnings from continuing operations to range from $78 million to $85 million, including non-cash depreciation and amortization of approximately $64 million and net interest expense of approximately $40 million. These amounts do not include special items. Actual results may include special items that have not yet occurred and are difficult to predict with reasonable certainty at this time.

•
Adjusted EBITDA to range from $215 million to $225 million. These amounts adjust earnings from continuing operations by adding back depreciation, amortization, special items, net interest expense, and income taxes at an effective rate for the quarter of 29.5 percent.

CONFERENCE CALL WEBCAST

Meredith will host a conference call on November 7, 2018, at 8:30 am EST to discuss fiscal 2019 first quarter results and its outlook for the second quarter and full year fiscal 2019. A live webcast will be accessible to the public on the Company’s website, and a replay will be available for two weeks. A transcript will be available within 48 hours of the call at meredith.com.

RATIONALE FOR USE AND ACCESS TO NON-GAAP RESULTS

Management uses and presents GAAP and non-GAAP results to evaluate and communicate its performance. Non-GAAP measures should not be construed as alternatives to GAAP measures. Adjusted EBITDA, adjusted EBITDA margin, and net debt are common supplemental measures of performance used by investors and financial analysts. Management believes that adjusted EBITDA provides an additional analytical tool to clarify the Company’s results from core operations and delineate underlying trends. Management does not use adjusted EBITDA as a measure of liquidity or funds available for management’s discretionary use because it excludes certain contractual and non-discretionary expenditures. Adjusted EBITDA is defined as earnings from continuing operations before interest, taxes, depreciation, amortization, and special items. Net debt is defined as total long-term debt net of cash and cash equivalents. Net debt provides additional insight to the Company’s liquidity position.

Results excluding special items are supplemental non-GAAP financial measures. While these adjusted results are not a substitute for reported results under GAAP, management believes this information is useful as an aid in further understanding Meredith’s current performance, performance trends and financial condition. Reconciliations of GAAP to non-GAAP measures are attached to this press release and available at www.meredith.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This release contains certain forward-looking statements that are subject to risks and uncertainties. These statements are based on management’s current knowledge and estimates of factors affecting the Company and its operations. Statements in this release that are forward-looking include, but are not limited to, the Company’s financial outlook for the second quarter and full year fiscal 2019; the Company’s goals related to debt reduction and adjusted EBITDA; the Company’s anticipated asset sales; and the expected benefits of the acquisition of Time Inc., including the expected synergies from the transaction, anticipated timing of disposition of certain acquired brands and businesses, and the Company’s prospects for growth and increasing shareholder value.

Actual results may differ materially from those currently anticipated. Factors that could adversely affect future results include, but are not limited to, downturns in national and/or local economies; a softening of the domestic advertising market; world, national or local events that could disrupt broadcast television; increased consolidation among major advertisers or other events depressing the level of advertising spending; the unexpected loss or insolvency of one or more major clients or vendors; the integration of acquired businesses; changes in consumer reading, purchasing and/or television viewing patterns; increases in paper, postage, printing, syndicated programming or other costs; changes in television network affiliation agreements; technological developments affecting products or methods of distribution; changes in government regulations affecting the Company’s industries; increases in interest rates; the consequences of acquisitions and/or dispositions; the risks associated with the Company’s recent acquisition of Time Inc., including: (1) the Company’s ability to retain key personnel; (2) competitive responses to the acquisition; (3) unexpected costs, charges or expenses resulting from the acquisition; (4) adverse reactions or changes to business relationships resulting from the acquisition; (5) the Company’s ability to realize the anticipated benefits of the acquisition of Time Inc.; (6) delays, challenges and expenses associated with integrating the businesses; (7) the Company’s ability to comply with the terms of the debt and equity financings entered into in connection with the acquisition; and (8) the risk factors contained in the Company’s most recent Form 10-K filed with the Securities and Exchange Commission, which are available on the SEC’s website at www.sec.gov. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

ABOUT MEREDITH CORPORATION

Meredith Corporation (NYSE: MDP; meredith.com) has been committed to service journalism for more than 115 years. Today, Meredith uses multiple distribution platforms — including broadcast television, print, digital, mobile and video — to provide consumers with content they desire and to deliver the messages of its advertising and marketing partners.

Meredith's National Media Group reaches more than 175 million unduplicated American consumers every month, including over 80 percent of U.S. millennial women. Meredith is a leader in creating content across media platforms and life stages in key consumer interest areas such as entertainment, food, lifestyle, parenting and home. Meredith is the No. 1 magazine operator in the U.S., and owner of the largest premium content digital network for American consumers. Meredith’s leading national brands include PEOPLE, Better Homes & Gardens, InStyle, Allrecipes, REAL SIMPLE, SHAPE, Southern Living and Martha Stewart Living. Meredith also features robust brand licensing activities including more than 3,000 SKUs of branded products at 4,000 Walmart stores across the U.S. and at walmart.com. Meredith’s National Media Group also includes leading affinity marketer Synapse, and The Foundry, the company's state-of-the-art creative lab and content studio.

Meredith’s Local Media Group includes 17 television stations reaching 11 percent of U.S. households. Meredith’s portfolio is concentrated in large, fast-growing markets, with seven stations in the nation’s Top 25 markets — including Atlanta, Phoenix, St. Louis and Portland — and 13 in the Top 50. Meredith's stations produce more than 700 hours of local news and entertainment content each week, and operate leading local digital destinations. Meredith also owns MNI Targeted Media, which delivers targeted advertising solutions to more than 1,200 clients on a local, regional or national level.

-- # # # # --

Shareholder/Financial Analyst Contact:	Media Contact:
Mike Lovell	Art Slusark
Director of Investor Relations	Chief Communications Officer
Phone: (515) 284-3622	Phone: (515) 284-3404
E-mail: Mike.Lovell@meredith.com	E-mail: Art.Slusark@meredith.com

Meredith Corporation and Subsidiaries
Condensed Consolidated Statements of Earnings (Unaudited)

Three months ended September 30,	2018	2017
(In millions except per share data)
Revenues
Advertising related	$422.7	$209.2
Consumer related	301.2	149.6
Other	32.8	34.0
Total revenues	756.7	392.8
Operating expenses
Production, distribution, and editorial	286.1	156.6
Selling, general, and administrative	336.1	170.7
Acquisition, disposition, and restructuring related activities	17.1	(3.3)
Depreciation and amortization	63.7	12.6
Total operating expenses	703.0	336.6
Income from operations	53.7	56.2
Non-operating income, net	7.3	0.6
Interest expense, net	(41.4)	(5.1)
Earnings from continuing operations before income taxes	19.6	51.7
Income tax expense	(3.6)	(18.3)
Earnings from continuing operations	16.0	33.4
Earnings from discontinued operations, net of income taxes	1.0	—
Net earnings	$17.0	$33.4

Basic earnings (loss) per share attributable to common shareholders
Continuing operations	$(0.08)	$0.75
Discontinued operations	0.02	—
Basic earnings (loss) per common share	$(0.06)	$0.75
Basic average common shares outstanding	45.1	44.8

Diluted earnings (loss) per share attributable to common shareholders
Continuing operations	$(0.08)	$0.73
Discontinued operations	0.02	—
Diluted earnings (loss) per common share	$(0.06)	$0.73
Diluted average common shares outstanding	45.1	45.6

Dividends paid per share	$0.545	$0.520

Meredith Corporation and Subsidiaries
Segment Information (Unaudited)

Three months ended September 30,	2018	2017
(In millions)
Revenues
National media
Advertising related	$284.4	$120.1
Consumer related	227.9	86.2
Other	30.6	32.7
Total national media	542.9	239.0
Local media
Non-political related advertising	102.8	87.7
Political spot advertising	36.1	1.4
Consumer related	73.3	63.4
Other	2.2	1.3
Total local media	214.4	153.8
Intersegment revenue elimination	(0.6)	—
Total revenues	$756.7	$392.8

Operating profit
National media	$17.6	$27.5
Local media	67.5	40.3
Unallocated corporate	(31.4)	(11.6)
Income from operations	$53.7	$56.2

Depreciation and amortization
National media	$52.3	$4.0
Local media	9.1	8.0
Unallocated corporate	2.3	0.6
Total depreciation and amortization	$63.7	$12.6

Adjusted EBITDA [1]
National media	$87.4	$28.9
Local media	77.4	48.9
Unallocated corporate	(22.0)	(11.7)
Total Adjusted EBITDA	$142.8	$66.1

1	Adjusted EBITDA is earnings before discontinued operations, interest, taxes, depreciation, amortization, and special items.

Meredith Corporation and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

Assets	September 30, 2018	June 30, 2018
(In millions)
Current assets
Cash and cash equivalents	$144.0	$437.6
Accounts receivable, net	552.9	542.0
Inventories	50.3	44.2
Current portion of subscription acquisition costs	116.4	118.1
Current portion of broadcast rights	18.0	9.8
Assets held-for-sale	691.8	713.1
Other current assets	105.2	114.3
Total current assets	1,678.6	1,979.1
Property, plant, and equipment, net	463.7	483.8
Subscription acquisition costs	102.6	61.1
Broadcast rights	9.4	18.9
Other assets	269.8	263.3
Intangible assets, net	1,966.3	2,005.2
Goodwill	1,926.7	1,915.8
Total assets	$6,417.1	$6,727.2

Liabilities, Redeemable Convertible Preferred Stock, and Shareholders’ Equity
Current liabilities
Current portion of long-term debt	$—	$17.7
Current portion of long-term broadcast rights payable	17.4	8.9
Accounts payable	161.4	194.7
Accrued expenses and other liabilities	344.0	410.2
Current portion of unearned revenues	360.5	360.4
Liabilities associated with assets held-for-sale	186.5	198.4
Total current liabilities	1,069.8	1,190.3
Long-term debt	2,937.4	3,117.9
Long-term broadcast rights payable	11.5	20.8
Unearned revenues	155.6	124.1
Deferred income taxes	433.6	437.0
Other noncurrent liabilities	203.3	217.0
Total liabilities	4,811.2	5,107.1

Redeemable convertible Series A preferred stock	526.9	522.6

Shareholders’ equity
Common stock	39.9	39.8
Class B stock	5.1	5.1
Additional paid-in capital	207.5	199.5
Retained earnings	865.1	889.8
Accumulated other comprehensive loss	(38.6)	(36.7)
Total shareholders’ equity	1,079.0	1,097.5
Total liabilities, redeemable convertible preferred stock, and shareholders' equity	$6,417.1	$6,727.2

Meredith Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

Three months ended September 30,	2018	2017
(In millions)
Net cash provided by (used in) operating activities	$(36.0)	$50.6

Cash flows from investing activities
Acquisitions of and investments in businesses, net of cash acquired	(1.8)	(1.0)
Proceeds from disposition of assets, net of cash sold	13.4	2.2
Additions to property, plant, and equipment	(7.5)	(20.6)
Net cash provided by (used in) investing activities	4.1	(19.4)

Cash flows from financing activities
Proceeds from issuance of long-term debt	—	20.0
Repayments of long-term debt	(200.0)	(13.2)
Dividends paid	(39.8)	(23.6)
Purchases of Company stock	(3.2)	(17.7)
Proceeds from common stock issued	1.1	12.0
Payment of acquisition related contingent consideration	(19.3)	(3.2)
Net cash used in financing activities	(261.2)	(25.7)
Effect of exchange rate changes on cash and cash equivalents	(1.7)	—
Change in cash held-for-sale	1.2	—
Net increase (decrease) in cash and cash equivalents	(293.6)	5.5
Cash and cash equivalents at beginning of period	437.6	22.3
Cash and cash equivalents at end of period	$144.0	$27.8

Table 1
Meredith Corporation and Subsidiaries
Supplemental Disclosures Regarding Non-GAAP Financial Measures

Special Items - The following tables show earnings from continuing operations as reported under accounting principles generally accepted in the United States of America (GAAP) and excluding the special items. Earnings from continuing operations excluding the special items are non-GAAP measures. Management’s rationale for presenting non-GAAP measures is included in the text of this earnings release.

Three months ended September 30,	2018	2017
(In millions)
Net earnings	$17.0	$33.4
Earnings from discontinued operations, net of income taxes	(1.0)	—
Earnings from continuing operations	16.0	33.4
Special items
Integration costs	14.4	—
Severance and related benefit costs	10.6	—
Gain on sale of business	(10.4)	(3.3)
Other	3.5	—
Subtotal	18.1	(3.3)
Tax expense (benefit) on special items	(4.6)	1.3
Special items	13.5	(2.0)
Earnings from continuing operations before special items (non-GAAP)	$29.5	$31.4

Table 2
Meredith Corporation and Subsidiaries
Supplemental Disclosures Regarding Non-GAAP Financial Measures

Special Items - The following tables show results of operations as reported under GAAP and excluding the special items. Results of operations excluding the special items are non-GAAP measures. Management’s rationale for presenting non-GAAP measures is included in the text of this earnings release.

Three months ended September 30, 2018	National Media	Local Media	Unallocated Corporate	Total
(In millions)
Operating profit	$17.6	$67.5	$(31.4)	$53.7
Special items
Integration costs	9.4	—	5.0	14.4
Severance and related benefit costs	6.2	1.5	2.9	10.6
Gain on sale of business	(6.4)	—	—	(6.4)
Other	4.5	(0.9)	(0.1)	3.5
Total special items	13.7	0.6	7.8	22.1
Operating profit excluding special items (non-GAAP)	$31.3	$68.1	$(23.6)	$75.8

Table 3
Meredith Corporation and Subsidiaries
Supplemental Disclosures Regarding Non-GAAP Financial Measures

Special Items - The following tables show results of operations as reported under GAAP and excluding the special item. Results of operations excluding the special item are non-GAAP measures. Management’s rationale for presenting non-GAAP measures is included in the text of this earnings release.

Three Months Ended September 30, 2017	National Media	Local Media	Unallocated Corporate	Total
(In millions)
Operating profit	$27.5	$40.3	$(11.6)	$56.2
Special item
Gain on sale of business	(3.3)	—	—	(3.3)
Operating profit excluding special item (non-GAAP)	$24.2	$40.3	$(11.6)	$52.9

Table 4
Meredith Corporation and Subsidiaries
Supplemental Disclosures Regarding Non-GAAP Financial Measures

Adjusted EBITDA
Consolidated adjusted EBITDA, which is reconciled to net earnings in the following tables, is defined as earnings from continuing operations before interest, taxes, depreciation, amortization, and special items.

Segment adjusted EBITDA is a measure of segment earnings before depreciation, amortization, and special items.
Segment adjusted EBITDA margin is defined as segment adjusted EBITDA divided by segment revenues.

Three months ended September 30, 2018	National Media	Local Media	Unallocated Corporate	Total
(In millions)
Revenues	$542.9	$214.4

Net earnings				$17.0
Earnings from discontinued operations, net of income taxes				(1.0)
Earnings from continuing operations				16.0
Income tax expense				3.6
Interest expense, net				41.4
Non-operating income, net				(7.3)
Operating profit	$17.6	$67.5	$(31.4)	53.7
Non-operating income, net	7.8	0.2	(0.7)	7.3
Earnings before income taxes and interest	25.4	67.7	(32.1)	61.0
Depreciation and amortization	52.3	9.1	2.3	63.7
Special items
Integration costs	9.4	—	5.0	14.4
Severance and related benefit costs	6.2	1.5	2.9	10.6
Gain on sale of business	(10.4)	—	—	(10.4)
Other	4.5	(0.9)	(0.1)	3.5
Total special items	9.7	0.6	7.8	18.1
Adjusted EBITDA	$87.4	$77.4	$(22.0)	$142.8

Segment operating margin	3.2%	31.5%
Segment adjusted EBITDA margin	16.1%	36.1%

			Table 4 Continued

Three months ended September 30, 2017	National Media	Local Media	Unallocated Corporate	Total
(In millions)
Revenues	$239.0	$153.8

Net earnings				$33.4
Income taxes				18.3
Net interest expense				5.1
Non-operating income, net				(0.6)
Operating profit	$27.5	$40.3	$(11.6)	56.2
Non-operating income, net	0.7	0.6	(0.7)	0.6
Earnings before income taxes and interest	28.2	40.9	(12.3)	56.8
Depreciation and amortization	4.0	8.0	0.6	12.6
Special items
Gain on sale of business	(3.3)	—	—	(3.3)
Total special items	(3.3)	—	—	(3.3)
Adjusted EBITDA	$28.9	$48.9	$(11.7)	$66.1

Segment operating margin	11.5%	26.2%
Segment adjusted EBITDA margin	12.1%	31.8%

Table 5

Meredith Corporation and Subsidiaries
Supplemental Disclosures Regarding Non-GAAP Financial Measures

Net Debt - The following table presents long-term debt as reported under GAAP and net of cash and cash equivalents also as reported under GAAP. Net debt is a non-GAAP measure. Management’s rationale for presenting non-GAAP measures is included in the text of this earnings release.

(In millions)	September 30, 2018
Long-term debt	$2,937.4
Less: cash and cash equivalents	(144.0)
Net debt	$2,793.4

Table 6

Meredith Corporation and Subsidiaries
Supplemental Disclosures

Projected Diluted Earnings per Share

For the year ending June 30, 2019	Low	High
(In millions, except per share data)
Earnings from continuing operations [1]	$191.5	$211.5

Adjustments to earnings from continuing operations
Preferred stock dividends	(55.2)	(55.2)
Accretion of redeemable preferred stock	(17.6)	(17.6)
Dividends on other securities	(5.2)	(5.2)
Undistributed earnings allocated to other securities	(0.6)	(1.6)
	(78.6)	(79.6)
Diluted earnings per share attributable to common shareholders	$112.9	$131.9

Diluted earnings per common share	$2.49	$2.91
Diluted weighted average shares outstanding	45.3	45.3
1
Projected earnings from continuing operations does not include special items other than those that have occurred in the first fiscal quarter. Actual results may include special items that have not yet occurred and are difficult to predict with reasonable certainty at this time.

Table 7

Meredith Corporation and Subsidiaries
Supplemental Disclosures

Projected Adjusted EBITDA
Projected adjusted EBITDA, which is reconciled to projected earnings from continuing operations in the following table, is defined as projected earnings from continuing operations before interest, taxes, depreciation, amortization, and special items.

For the year ending June 30, 2019	Low	High
(In millions, except per share data)
Earnings from continuing operations	$191.5	$211.5

Special items, net of tax [1]	13.5	13.5
Income tax expense	87.0	97.0
Interest expense, net	168.0	168.0
Depreciation and amortization	260.0	260.0
Adjusted EBITDA (non-GAAP)	$720.0	$750.0
1
Special items represent those incurred in the fiscal 2019 first quarter, and are comprised primarily of restructuring and integration costs. Actual results may include special items that have not yet occurred and are difficult to predict with reasonable certainty at this time.